 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 24, 2014
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2013

Revenues Up 17% for the Quarter and 14% for the Year
4Q 2013 Core Growth Up 12%
GAAP and Non-GAAP Income Up Over 4Q 2012
SAFEGUARD® Product Line Integrated
2014 Guidance Scheduled To Be Given on March 3, 2014

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (Nasdaq: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record revenues of $120.0 million for the quarter ended December 31, 2013, an increase of 17% over revenues of $102.2 million for the quarter ended December 31, 2012. Revenues for the year ended December 31, 2013 were a record $449.0 million, an increase of 14% over revenues of $394.3 million for the year ended December 31, 2012. Revenues from Merit's core business grew 12% and 7% for the quarter and year ended December 31, 2013, respectively, compared to the corresponding periods of 2012.
Merit's non-GAAP net income for the quarter ended December 31, 2013 was $9.4 million, up 52%, or $0.22 per share, compared to $6.2 million, or $0.15 per share, for the quarter ended December 31, 2012. Merit's non-GAAP net income for the year ended December 31, 2013 was $30.4 million, or $0.71 per share, compared to $30.8 million, or $0.72 per share, for the year ended December 31, 2012.

GAAP net income for the quarter ended December 31, 2013 was $6.5 million, or $0.15 per share, compared to $641,000, or $0.01 per share, for the fourth quarter of 2012. Absent the non-recurring costs recorded in the fourth quarter of 2012 related to Merit’s acquisition of Thomas Medical Products (“Thomas Medical”) of $2.2 million, net of tax, and a capital loss related to an investment in a privately-held company of $1.5 million, net of tax, GAAP net income for the fourth quarter of 2012 would have been approximately $4.4 million, or $0.10 per share. The increase in GAAP earnings for the quarter ended December 31, 2013, when compared to the prior period in 2012, was primarily affected by higher sales and lower selling, general and administrative expenses as a percentage of sales.
GAAP net income for the year ended December 31, 2013 was $16.6 million, or $0.39 per share, compared to $19.7 million, or $0.46 per share, for the year ended December 31, 2012. Absent a non-recurring intangible asset impairment charge of $2.7 million, net of tax, GAAP net income would have been approximately $19.3 million, or $0.45 per share, for the year ended December 31, 2013. Excluding the non-recurring items discussed in the preceding paragraph, plus acquired in process research and development expense of $1.5 million, net of tax, GAAP net income would have been $24.9 million, or $0.58 per share, for the year ended December 31, 2012. The decrease in GAAP net income for the year ended December 31, 2013, compared to the corresponding period of 2012, was primarily due to lower gross margins as discussed below.
Merit’s non-GAAP gross profit was 46.7% of sales for the quarter ended December 31, 2013, compared to 46.1% of sales for the quarter ended December 31, 2012. Non-GAAP gross profit was 45.6% of sales for the year ended December 31, 2013, compared to 47.4% of sales for the year ended December 31, 2012. Non-GAAP gross profit for the fourth quarter and year ended December 31, 2013 would have been 47.6% and 46.6%, respectively, without the implementation of the medical device excise tax imposed by the Patient Protection and Affordable Care Act (the “Affordable Care Act”) in 2013.
GAAP gross profit for the fourth quarter of 2013 was 44.5% of sales, unchanged from 44.5% of sales for the fourth quarter of 2012. GAAP gross profit was 43.3% of sales for the year ended December 31, 2013, compared to 46.2% of sales for the year ended December 31, 2012. GAAP gross profit for the fourth quarter and year ended December 31, 2013 would have been 45.5% and 44.3%, respectively, without the implementation of the medical device excise tax imposed by the Affordable Care Act in 2013. The reduction in GAAP gross profit as a percentage of sales for the year ended December 31, 2013, compared to the year ended December 31, 2012, related primarily to amortization of developed technology costs of 1.3% of sales associated with the acquisitions of Thomas Medical and the assets of Datascope Corp., implementation of the medical device excise tax of 1.0% of sales, imposed by the Affordable Care Act, and higher standard costs of 0.9% of sales resulting from lower production volumes at the beginning of 2013.

    "After a difficult beginning to 2013, we made substantial progress throughout the final three quarters," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "We were pleased with fourth quarter sales which exceeded robust third quarter sales. During the fourth quarter, we also acquired the SAFEGUARD® Pressure Assisted Device in a relatively seamless process. We expect the SAFEGUARD to be a contributor to our radial program which continues to gain momentum in the United States.”
“We recently received our certificate of occupancy for our new facility in Pearland, Texas,” Lampropoulos continued. “Over the next six months we plan to transfer production from our facility in Angleton, Texas to Pearland. We believe this new facility will mitigate substantial weather-related risks and help with recruitment from nearby Houston.”
"Due to scheduling challenges, we intend to provide sales guidance and an overview of the 2014 business plan on Monday, March 3, 2014,” Lampropoulos added.
For the quarter ended December 31, 2013, compared to the quarter ended December 31, 2012, stand-alone device sales increased 19%; catheter sales were up 18%; Endotek sales increased 9%; custom kit and tray sales grew 8%; inflation device sales rose 7%; and BioSphere sales increased 5%. Excluding decreased sales to an OEM customer, inflation device sales were up 14% for the quarter ended December 31, 2013. Sales related to Merit’s acquisition of Thomas Medical were $7.3 million for the fourth quarter of 2013, compared to $1.9 million for the last 11 days of the fourth quarter of 2012. Merit’s core business sales for the quarter ended December 31, 2013 were up 12% compared to the corresponding period of 2012.
For the year ended December 31, 2013, compared to the year ended December 31, 2012, catheter sales increased 16%; stand-alone device sales grew 10%; custom kit and tray sales rose 10%; Endotek sales were up 7%; BioSphere sales fell 1%; and inflation device sales decreased 4%. Excluding decreased sales to an OEM customer, inflation device sales were up 4% for the year ended December 31, 2013. Sales related to Merit’s acquisition of Thomas Medical were $28.3 million for 2013, compared to $1.9 million for the last 11 days of the year ended December 31, 2012. Merit’s core business sales for the year ended December 31, 2013 were up 7% compared to the year ended December 31, 2012.
GAAP selling, general and administrative expenses were 28.0% and 28.6% of Merit's sales for the quarter and year ended December 31, 2013, respectively, compared with 32.7% and 31.0% of Merit's sales for the corresponding periods of 2012, respectively. GAAP SG&A expenses would have been 27.6% and 28.1% of sales for the quarter and year ended December 31, 2013, respectively, if not for approximately $489,000 and approximately $2.4 million, respectively, of non-recurring transaction costs attributable to acquisition transactions and related severance payments for the quarter and year ended December 31, 2013, respectively. GAAP SG&A expenses would have been 30.1% and 30.3% of sales for the quarter and year ended December 31, 2012, respectively, if not for $2.7 million of non-recurring transaction costs attributable to the Thomas Medical acquisition for both the quarter and year ended December 31, 2012. Excluding these non-recurring expenses, the decrease in SG&A expenses for the quarter and year ended December 31, 2013 was primarily related to the implementation of cost-cutting initiatives in expenses such as reductions in trade show and convention expenses, 401(k) employer matching payments and employee bonuses. Non-GAAP SG&A expenses for the fourth quarter of 2013 were 26.7% of sales, compared to 28.9% of sales for the fourth quarter of 2012. Non-GAAP SG&A expenses for the year ended December 31, 2013 were 27.1% of sales, compared to 29.2% of sales for the year ended December 31, 2012.
Research and development costs were 7.4% and 7.5% of sales for the quarter and year ended December 31, 2013, respectively, compared to 7.5% and 7.0% of sales for the corresponding periods of 2012, respectively. The increase in research and development expenses for the year ended December 31, 2013 was primarily due to research and development costs associated with the acquisition of Thomas Medical, headcount additions for research and development to support new product development, and personnel increases in Merit's regulatory department to support registrations in foreign countries to expand international product offerings.
Other expense, which consists primarily of interest expense, for the quarter and year ended December 31, 2013 was approximately $2.7 million and $8.0 million, respectively, compared with other expense of approximately $2.5 million and $2.0 million, for the corresponding periods of 2012, respectively. The increase in interest expense for the year ended December 31, 2013 was primarily due to the debt incurred for the Thomas Medical acquisition which closed on December 19, 2012.
Merit's effective income tax rates for the quarter and year ended December 31, 2013 were 20.1% and 16.5%, respectively, compared to 65.3% and 28.6% for the corresponding periods of 2012, respectively. Absent the recognition of a deferred income tax valuation allowance of approximately $631,000 related to certain capital loss carry-forwards, Merit’s effective tax rates would have been 31.2% and 26.3% for the quarter and year ended December 31, 2012, respectively. The decrease in the effective tax rate for both periods was primarily the result of a higher mix of earnings from Merit's foreign operations (primarily Ireland), which are taxed at a lower rate than Merit's U.S. operations and the release of unrecognized tax benefits due to statute of limitation expirations.  In addition, the effective tax rate for the year ended December 31, 2013 was lower than the corresponding period of 2012, due primarily to the reinstatement in 2013 of the federal research and development credit for the 2012 tax year.  The credit was reinstated by the American Taxpayer Relief Act of 2012, which was signed on January 2, 2013 and recognized as a discrete benefit in the first quarter of 2013.

Merit generated $51.0 million in cash from operations for the year ended December 31, 2013, compared to $46.9 million for the year ended December 31, 2012.

CONFERENCE CALL TODAY
Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 24th, 2014, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-9205, and the international number is (480) 629-9818. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com.

2014 GUIDANCE CONFERENCE CALL SCHEDULED FOR MARCH 3
Due to a variety of factors, Merit’s management intends to provide 2014 guidance on a conference call scheduled for Monday, March 3rd, 2014, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (480) 629-9835, and the international number is (877) 941-0844. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com.

BALANCE SHEET
(Unaudited in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$7,459	$9,719
Trade receivables, net	60,186	53,402
Employee receivables	224	169
Other receivables	3,279	2,672
Inventories	82,378	84,599
Prepaid expenses	5,121	4,133
Prepaid income taxes	1,232	1,250
Deferred income tax assets	5,638	4,976
Income tax refunds receivable	398	1,076
Total Current Assets	165,915	161,996

Property and equipment, net	243,270	234,803
Other intangibles, net	119,987	118,131
Goodwill	184,505	175,108
Deferred income tax assets	800	4,237
Other assets	13,806	11,034
Total Assets	$728,283	$705,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	26,511	34,637
Accrued expenses	26,713	27,269
Current portion of long-term debt	10,000	10,000
Advances from employees	292	551
Income taxes payable	1,089	547
Total Current Liabilities	64,605	73,004

Deferred income tax liabilities	2,548	2,373
Liabilities related to unrecognized tax benefits	2,031	2,938
Deferred compensation payable	7,833	5,956
Deferred credits	3,065	2,980
Long-term debt	238,854	227,566
Other long-term obligations	3,641	8,915
Total Liabilities	322,577	323,732

Stockholders' Equity
Common stock	177,775	172,341
Retained earnings	226,988	210,418
Accumulated other comprehensive income (loss)	943	(1,182)
Total stockholders' equity	405,706	381,577
Total Liabilities and Stockholders' Equity	$728,283	$705,309

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

SALES	$120,016	$102,231	$449,049	$394,288

COST OF SALES	66,657	56,768	254,682	212,296

GROSS PROFIT	53,359	45,463	194,367	181,992

OPERATING EXPENSES
Selling, general and administrative	33,640	33,468	128,642	122,106
Research and development	8,822	7,665	33,886	27,795
Intangible asset impairment charge			8,089
Contingent consideration benefit	(19)		(4,094)
Acquired in-process research and development				2,450
Total	42,443	41,133	166,523	152,351

INCOME FROM OPERATIONS	10,916	4,330	27,844	29,641

OTHER INCOME (EXPENSE)
Interest income	55	50	255	226
Interest (expense)	(2,747)	(252)	(8,044)	(604)
Other income (expense)	(42)	(2,278)	(216)	(1,645)
Total other (expense) - net	(2,734)	(2,480)	(8,005)	(2,023)

INCOME BEFORE INCOME TAX EXPENSE	8,182	1,850	19,839	27,618

INCOME TAX EXPENSE	1,642	1,209	3,269	7,908

NET INCOME	$6,540	$641	$16,570	$19,710

EARNINGS PER SHARE-
Basic	$0.15	$0.02	$0.39	$0.47

Diluted	$0.15	$0.01	$0.39	$0.46

AVERAGE COMMON SHARES-
Basic	42,749	42,442	42,607	42,176

Diluted	43,157	42,830	42,884	42,610

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and twelve-month periods ended December 31, 2013 and 2012. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

NON-GAAP FINANCIAL STATEMENTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Non-GAAP ADJUSTMENTS
GAAP net income	$6,540	$641	$16,570	$19,710

Acquisition costs	110	2,492	636	2,559
Mark-up on finished goods (a)		831	744	831
Severance	379	242	1,790	494
Long-term asset impairment charges (b)	39	116	119	143
Intangible asset impairment charge (c)			8,089
Long-term debt issuance charges	248		845
Acquired in-process research and development				2,450
Amortization of intangible assets
Cost of sales	2,705	876	9,794	4,072
SG&A expense	1,121	943	4,443	3,441
Loss on capital investment		2,368		2,368
Contingent consideration benefit (expense) (d)	(19)	110	(4,094)	480
Income tax effect of reconciling items (e)	(1,742)	(3,032)	(8,500)	(6,398)
Tax effect on capital loss (f)		631		631

Non-GAAP net income	$9,381	$6,218	$30,436	$30,781

Non-GAAP net income per share	$0.22	$0.15	$0.71	$0.72

Diluted shares used to compute Non-GAAP net income	43,157	42,830	42,884	42,610
per share
Merit’s non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $396,000 and approximately $463,000 for the three-month periods ended December 31, 2013 and 2012, respectively, and stock-based compensation of approximately $1.5 million and approximately $1.9 million for the years ended December 31, 2013 and 2012, respectively.

(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of Thomas Medical.
(b) Amounts represent abandoned patents.
(c) Represents changes in fair value of certain intangible assets.
(d) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(e) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.
(f) Reflects the deferred income tax valuation allowance related to certain capital loss carry forwards.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,000 people worldwide with facilities in South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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